Exhibit 99.5.1
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FT Interactive Data
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Financial Times Information
498 7th Avenue, 19th Fl.
New York, NY 10018 USA Tel: (212) 497-5030 Fax: (212) 497-3100



July 3, 2002



Glickenhaus & Co.
6 East 43rd Street
New York, New York  10017

Lebenthal, a division of Advest, Inc.
90 State House Square
Hartford, Connecticut  06103


RE:      EMPIRE STATE MUNICIPAL EXEMPT TRUST
         Guaranteed Series 140:  Post - Effective Amendment No. 4
         Guaranteed Series 145:  Post - Effective Amendment No. 3


Gentlemen:

We have examined the post-effective Amendment to the Registration Statement, File No. 333-42455 & 333-74097 for the referenced Trusts and acknowledge that FT Interactive Data is currently acting as the evaluator for the Empire State Municipal Exempt Trust Guaranteed Series 140 & 145. Subsequently, we hereby consent to the reference of FT Interactive Data as Trusts evaluator in the post-effective Amendment.

In addition, we confirm that the ratings of the bonds comprising the portfolios of the Trusts, as indicated in the Amendment to the Registration Statement, are the ratings currently indicated in our Muniview data base.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,


/s/ Elizabeth Abela-Davi
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Elizabeth Abela-Davi
Director, Global Fixed Income Pricing



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